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                                                                    EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the following Registration Statements of our report dated May 6, 2003, with respect to the financial statements of voestalpine Tubulars GmbH & Co KG included in this Annual Report on Form 10-K/A for the year ended December 31, 2002.


S-8      Grant Prideco, Inc. 2001 Stock Option Plan (No. 333-84958)

S-8      Grant Prideco, Inc. 401(k) Savings Plan (No. 333-38020)

S-8 Grant Prideco, Inc. 2000 Employee Stock Option and Restricted Stock Plan; Grant Prideco, Inc. 2000 Non-Employee Director Stock Option Plan; Grant Prideco, Inc. Executive Deferred Compensation Plan; Grant Prideco, Inc. Foreign Executive Deferred Compensation Plan; Grant Prideco, Inc. Deferred Compensation Plan for Non-Employee Directors; Distribution Agreement between Grant Prideco, Inc. and Weatherford International, Inc. (No. 333-34746)



                                            /s/ KPMG Alpen-Treuhand GmbH

Vienna, June 26, 2003